BEFUMO & SCHAEFFER PLLC
1629 K Street, NW Suite 300 | Washington, DC 20006| Ph: 202-973-0186 | Fax: 202-478-2900

November 27, 2012

To: Board of Directors
Epicure Charcoal, Inc.
112 North Curry Street
Carson City, Nevada, 89703-4934

RE: Common Stock of Epicure Charcoal, Inc., Registered on Form S-1

Dear Sirs;

We have acted as special counsel to Epicure Charcoal, Inc. (the "Company") for the limited purpose of rendering this opinion in connection with the Registration Statement on Form S-1 and the Prospectus included therein (collectively the "Registration Statement") filed on or about November 28, 2012, which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the registration and proposed sale of up to 4,500,000 shares of Common Stock, par value $0.001 per share, which may be sold at a price of $0.04 per share.

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares have been, or shall upon issuance, be issued as duly and validly authorized and issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am an "Expert" under the Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. Further, in giving this consent I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated therein or Item 509 of Regulation S-K.

Sincerely,

Andrew J. Befumo

Andrew J Befumo, Esq.
Partner, Befumo & Schaeffer, PLLC